Exhibit 99.1

Contact:	Edward Taffet
dELiA*s, Inc.
212/807-9060

For immediate release:

JOHN HOLOWKO JOINS dELiA*s, INC. AS CHIEF FINANCIAL OFFICER

New York, NY – January 25, 2006 – dELiA*s, Inc. (“dELiA*s”) (NASDAQ:DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, is pleased to announce the appointment of John Holowko Jr. as dELiA*s Chief Financial Officer. Mr. Holowko joins dELiA*s from Alloy, Inc. (“Alloy”), where he had served as the Senior Vice President of Finance since November of 2004. While with Alloy he assisted in leading their efforts in financial management, Sarbanes-Oxley compliance and cost savings initiatives. Prior to joining Alloy, Mr. Holowko served as the Chief Accounting Officer and Corporate Controller of Standard Motor Products, Inc., which he joined in August of 1999. Prior to August of 1999, Mr. Holowko worked for KPMG LLP in various managerial roles with experience in the manufacturing, retail and distribution industries. He is a Certified Public Accountant with an undergraduate degree in Accounting from Rutgers University.

Robert Bernard, Chief Executive Officer of dELiA*s, stated, “We are delighted to have John join the dELiA*s team. His background and experience makes him well-qualified to assist us in the accomplishment of our goals.”

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands — dELiA*s, Alloy and CCS — generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.